UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): September 19, 2014

CACHET FINANCIAL SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-53925	27-2205650
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18671 Lake Drive East

Southwest Tech Center A

Minneapolis, MN 55317
(Address of principal executive offices) (Zip Code)

(952) 698-6980
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 19, 2014, Cachet Financial Solutions, Inc. (“Cachet” or the “Company”) entered into a Securities Purchase Agreement with accredited investors pursuant to which it offered and agreed to sell an aggregate of 1,210,000 shares of the Company’s Series A Convertible Preferred Stock at $1.50 per share, and issued five-year warrants to purchase an aggregate of 605,000 shares of its common stock at a per-share price of $2.00 (subject to adjustment), in a private placement exempt from registration under the Securities Act of 1933. Gross proceeds to the Company were $1,815,000.

The preferred stock entitles its holders to an 8% per annum dividend, payable quarterly in cash or in kind (or a combination of both) as determined by the Company, and may be converted to Cachet common stock at the option of a holder at an initial conversion price of $1.50 per share, subject to adjustment. The Company may require the holders of the preferred stock to convert their preferred shares in to common stock once the resale of those common shares shall have been registered with the SEC or are otherwise freely tradable, subject to certain other customary conditions. The holders of the preferred stock will be entitled to vote their shares on an as-converted basis and they will be entitled to a liquidation preference equal to the stated value (i.e., purchase price) of their shares plus any accrued but unpaid dividends thereon.

Subject to certain customary exceptions, the preferred stock has full-ratchet conversion price protection in the event that the Company issues common stock below the conversion price, as adjusted, until the earlier of (i) 180 days from the closing or (ii) such time as the Company shall have obtained, after the closing, financing aggregating to at least $5 million. The warrants issued to purchasers of the preferred stock contain similar full-ratchet exercise price protection in the event that the Company issues common stock below the exercise price, as adjusted, again subject to certain customary exceptions. In the Securities Purchase Agreement, the Company granted purchasers of the preferred stock certain registration rights pertaining to the shares of Company common stock they may receive upon conversion of their preferred stock and upon exercise of their warrants.

Cachet offered and sold the foregoing securities in reliance on the statutory exemption from registration under Section 4(a)(2) of the Securities Act, including Rule 506 promulgated thereunder, based on the fact that all investors were accredited investors. Neither the offer nor the sale of securities in the private placement were registered under the Securities Act of 1933, and therefore such securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. In connection with the private placement of the securities, the Company paid commissions to a placement agent aggregating $145,200 and sold the placement agent a five-year warrant for the purchase of up to 36,300 shares of common stock at $2.00 per share. The disclosure about the private placement contained in this report does not constitute an offer to sell or a solicitation of an offer to buy any securities of Cachet, and is made only as required under applicable rules for filing current reports with the SEC, and as permitted under Rule 135c of the Securities Act of 1933.

In connection with the offer and sale of the preferred stock, the Company filed a Certificate of Designation for the Series A Convertible Preferred Stock on September 22, 2014, setting forth the rights, preferences and privileges of such preferred stock.

The foregoing disclosure is qualified by the Certificate of Designation, Securities Purchase Agreement, and the form of Warrant, all of which are filed as exhibits to this report.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosures in Item 1.01 regarding the offer and sale of Series A Convertible Preferred Stock and warrants are incorporated into this item by this reference.

Item 5.03 Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The disclosures in Item 1.01 regarding the offer and sale of Series A Convertible Preferred Stock and warrants, and in particular the filing of the Series A Convertible Preferred Stock Certificate of Designation (which serves as an amendment to the Company’s Certificate of Incorporation), are incorporated into this item by this reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.1	Series A Convertible Preferred Stock Certificate of Designation of Preferences, Rights and Limitations filed September 22, 2014 (filed herewith).
10.1	Securities Purchase Agreement dated as of September 19, 2014, by and among Cachet Financial Solutions, Inc. and certain purchasers (filed herewith).
10.2	Form of Warrant to Purchase Common Stock of Cachet Financial Solutions, Inc., to be issued to purchasers under the Securities Purchase Agreement dated as of September 19, 2014 (filed herewith).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CACHET FINANCIAL SOLUTIONS INC. (Registrant)

Dated: September 22, 2014	By:	/s/ Darin P. McAreavey
Darin P. McAreavey Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
3.1	Series A Convertible Preferred Stock Certificate of Designation of Preferences, Rights and Limitations filed September 22, 2014 (filed herewith).
10.1	Securities Purchase Agreement dated as of September 19, 2014, by and among Cachet Financial Solutions, Inc. and certain purchasers (filed herewith).
10.2	Form of Warrant to Purchase Common Stock of Cachet Financial Solutions, Inc., issued to purchasers under the Securities Purchase Agreement dated as of September 19, 2014 (filed herewith).